Exhibit 3.6

OPERATING AGREEMENT

FOR

313 Aviation, LLC

A Utah Limited Liability Company

This OPERATING AGREEMENT (the “Agreement”) is made and entered as of November 20, 2012, by APX Group, Inc., a Delaware corporation (the “Member”), as the sole and initial Member of 313 Aviation, LLC, a Utah limited liability company (the “Company”) in order to specify the business and operation of the Company.

RECITALS

The Member has formed a limited liability company (the “Company”) under the Laws of the State of Utah;

The Member desires to enter into this Agreement in order to form and provide for the governance of the Company and the conduct of its business.

NOW THEREFORE, the Member hereby agrees as follows:

1.    DEFINITIONS.

All capitalized terms used in this Agreement are equally applicable to both the singular and plural derivations of the defined terms:

“Act” means the Utah Revised Uniform Limited Liability Company Act, codified in the Utah Code, as amended from time to time.

“Member” means the initial member identified above and all new, or substitute Members, pursuant Section 12 of this Agreement.

2.    ORGANIZATION.

2.1    Formation. The Member has formed 313 Aviation, LLC (the “LLC” or sometimes the “Company”), pursuant to the Act, by causing a Limited Liability Company Certificate of Registration to be filed with the office of the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah (the “Department”) on November 27, 2012 (the “Certificate”). This Agreement shall govern the Member’s rights and obligations and the Company’s administration to the extent permitted by the Act.

2.2    Name. The Company’s name is “313 Aviation, LLC”. The Company may conduct business under any other name the Member deems necessary or desirable to comply with local law.

2.3    Business Purpose. The purpose of the Company is to engage in any lawful act or activity for which an LLC may be organized under the Act. The primary purpose of the Company shall be to manage the property now or hereafter owned by the Company; to acquire, lease, manage, and hold for investment purposes, stocks, bonds, securities, interests in partnerships, real estate, or any other real and personal property (any and all of such property as may from time to time, be owned or used by the Company being hereinafter sometimes referred to as the “Property”); and generally to engage in any and all business activities that the Manager may, from time to time, deem to be in the best interests of the Company.

2.4    Term. The Company’s existence commenced on the date the Certificate was filed with the Department and shall continue until dissolved pursuant to Section 11 of this Agreement.

2.5    Principal Place of Business. The Company’s principal place of business shall be located at 1212 W. Flight Line Drive, Provo, Utah 84601, or at such other location as the Member may determine from time to time. The Company may also have such offices, anywhere within or without the State of Utah, as the Member may determine from time to time.

2.6    Registered Office and Agent. The Company shall continuously maintain a registered agent in the State of Utah as required by the Act. The registered agent shall be as stated in the Certificate, or as otherwise determined by the Member from time to time.

2.7    Filing of Other Certificates. The Member shall execute, file, publish, and record all certificates, notices, statements, and other instruments and amendments thereto for the formation and operation of a limited liability company as the Member deems appropriate. The Member shall register the Company to transact intrastate business in such jurisdictions as the Member deems appropriate and in connection therewith to execute and file statements of information and similar required documents.

2.8    Tax Classification: Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that because the Company is formed to have a single Member pursuant to Treasury Regulations Section 301.7701-3, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes until the effective date of any election it may make to change its classification for federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election, or until the Company has more than one member in which case it would be treated as a partnership for federal income tax purposes (provided that the Company has not elected on Form 8832 to be treated as a corporation). In all events, however, the Company shall keep books and records separate from those of its Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its Member.

3.    MEMBER.

3.1     Member Names. The Member’s name, and current business address are as follows:

Name	Address

APX Group, Inc.	4931 North 300 West Provo, Utah 84604

3.2    Member Meetings. No annual or regular member meetings are required.

4.    CAPITAL CONTRIBUTION. Upon the Member’s execution of this Agreement, the Member shall contribute to the Company, as the Member’s initial capital contribution, the amount set forth on Schedule “A” attached hereto. The Member shall receive a credit to the Member’s Capital Account equal to such contribution. The Member is not required to make any additional contribution to the capital of the Company. The Member may make additional contributions to the capital of the Company in the Member’s sole and absolute discretion.

5.    LIMITED LIABILITY. No Member shall be personally liable for the debts, obligations, losses, liabilities, or expenses of the Company, except as expressly set forth in this Agreement or provided by applicable law. Any provision of this Agreement stating circumstances under which a Member may be required to return a distribution from the Company is intended only to state the current law, not to create additional obligations. No allocation of losses or any item thereof to a Member shall create any implication that a Member is liable for anything other than the Member’s capital contribution.

6.    DISTRIBUTIONS.

6.1    Payment. Distributions shall be made at such times, and from time to time as the Member may determine.

6.2    Restrictions on Distributions. Notwithstanding Section 6.1, no distribution shall be made if after giving effect to the distribution: (a) the Company would not be able to pay its debts as they become due in the usual course of business; or (b) the Company’s total assets would be less than the sum of its total liabilities.

7.    MANAGEMENT.

7.1    Member-Managed. The Company’s business, property, and affairs shall be managed and all Company powers shall be exercised by or under the direction of the Member.

7.2    Powers. The Member shall have all necessary powers to manage and carry out the Company’s purposes, business, property, and affairs, including, without limitation, the power to exercise on behalf, and in the name, of the Company all of the powers described in Act.

8.    OFFICERS.

8.1    Appointment of Officers. The Member may appoint officers at any time. The officers of the Company, if deemed necessary by the Member, may include a chairperson, president, vice president, secretary, assistant secretary, chief operating officer and chief financial officer. The officers shall serve at the pleasure of the Member, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. No officer need be a resident of the State of Utah. If a Member is not an individual, such Member’s officers may serve as officers of the Company if elected by the Members. The officers shall exercise such powers and only perform such duties as specified in this Agreement or as shall be customary for officers of a limited liability company under the Act, and as shall be determined from time to time by the Member.

8.2    Removal, Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officers may be removed, either with or without cause, by the Member at any time. Any officer may resign at any time by giving written notice to the Member, without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed by the Member.

8.3    Salaries of Officers. The salaries of all officers and agents of the Company, if any, shall be fixed by a resolution of the Member, which shall be in writing and filed with the books and records of the Company.

8.4    Acts of Officers as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other person, when signed by the chairperson of the board, the president or any vice president and any secretary, any assistant secretary, the chief financial officer, or any assistant treasurer of the Company, shall not be invalidated by any lack of authority of the signing officers in the absence of actual knowledge on the part of the other person that the signing officers had no authority to execute the same.

8.5    Signing Authority of Officers. Subject to any restrictions imposed by the Member: Any officer, acting alone, is authorized to endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts and other instruments obligating the Company to pay money may be signed by the Officers of the Company or by any person designated by them.

9.    COMPETING ACTIVITIES. The Member may engage or invest in, independently or with others, any business, activity of any type or description, including without limitation those that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company. The Company shall not have any right in or to such other ventures or activities, or to the income or proceeds derived therefrom. The Member is not obligated to present any opportunity to the Company.

10.    ACCOUNTING, RECORDS, AND REPORTS.

10.1     Fiscal Year. The Company’s fiscal year shall be the calendar year.

10.2    Method of Accounting. The Company’s accounting records shall be kept on a method to be determined by the Member upon advice of the Company’s accountants.

10.3    Books and Records. The member shall keep books and records of the Company that reflect all material Company transactions and are appropriate and adequate for the Company’s business.

10.4    Bank Accounts. All Company funds shall be deposited in the Company’s name in one or more banks, money funds, bank certificates of deposit, or government securities to be designated by the Member. All deposits into and withdrawals from any such Company account, shall be made by the Managers, or such persons as the Managers may designate, subject to the limitations provided in this Agreement.

10.5    Tax Filings. The Member shall prepare and timely file the income tax returns for the Company with the appropriate authorities. The Member shall also prepare and timely file, with appropriate authorities, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the Act or other applicable laws, rules, regulations.

11. DISSOLUTION.

11.1    Dissolution Events. The Company shall dissolve, dispose of its assets, and wind up its affairs upon the first to occur of the following (each, a “Dissolution Event”): (a) the Member’s written consent, (b) the date upon which there is a general assignment of the assets of the Company for the benefit of creditors or the Company shall be adjudicated bankrupt, or (c) the entry of a decree of judicial dissolution under the Act.

11.2    Certificate of Dissolution. As soon as possible following the occurrence of a Dissolution Event, the Member shall (a) execute a Certificate of Dissolution (the “Certificate”) in such form as shall be prescribed by the Secretary, and (b) file the Certificate as required by the Act.

11.3    Procedures upon Dissolution.

11.3.1    General. Upon dissolution, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 11.3.

11.3.2    Control of Winding Up. The Member shall have all the duties and responsibilities associated with winding up the Company’s affairs. The Member shall determine the time, manner, and terms of the sale of the Company assets, consistent with his fiduciary responsibilities and having due regard to the activity and condition of the relevant market and general financial and economic conditions.

11.3.3    Liquidating Distributions. Following the Company’s dissolution, the Company’s assets shall be applied to satisfy claims of creditors and distributed to the Member in liquidation as provided in the Act.

11.3.4    Certificate of Cancellation. On completion of the Company’s winding up, the Member shall file a Certificate of Cancellation in the office of the Secretary, and on a form prescribed by the Act.

12.    TRANSFERS, NEW MEMBERS, AND ASSIGNMENTS.

12.1    Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of the Member’s interest in the Company without the prior written consent of all Members. The Member assigning his or her interest in the company shall not be released from any liability the assigning Member may have to the company or to any third party solely as a result of the assignment.

12.2    New or Substitute Members. A new Member or a transferee of a Member’s interest shall have the right to become a new or substitute Member only if such person (a) executes an instrument accepting and adopting all of the terms and provisions of this Agreement, and (b) pays all reasonable costs and expenses in connection with the admission of the new Member or the transferee as a substitute Member. The admission of a new Member or a transferee in violation of this Section shall be null and void

12.3    Assignment of Economic Interests. The assignee of a Member’s economic interest shall not have any right to vote or to participate in the management and affairs of the Company or to become or exercise any rights of a Member.

13.    INDEMNIFICATION AND INSURANCE.

13.1    Indemnification of Manager. The Company shall indemnify any Manager and may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding because he or she is or was a Manager, officer, employee, or other agent or that, being, or having been such a Manager, officer, employee, or agent, he or she is or was serving at the Company’s request as a Manager, director, officer, employee, or other agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise (collectively an “agent”), to the fullest extent permitted by applicable law.

14.    MISCELLANEOUS.

14.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the Member and the Members’ successors and assigns.

14.2    Parties in Interest. Except as expressly provided in this Agreement, nothing in this Agreement shall (a) confer any rights or remedies on any persons other than the parties and their respective successors and assigns, (b) relieve or discharge the obligation of any third person to any party, or (c) shall give any third person any right of subrogation or action against any party.

14.3    Amendments. This Agreement shall not be amended except in writing signed by the Member.

14.4    Governing Law. The rights and obligations of the Member shall be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of Utah.

14.5    Citizenship. The Company and the Managers shall at all times remain a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49, United States Code.

14.6    Entire Agreement. This Agreement constitutes the entire agreement concerning the Company’s affairs and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements.

14.7    Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall continue in full force without being impaired or invalidated.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has made and entered this Agreement to be effective as of the date and year set forth above.

Initial Member: APEX Group, Inc., a Delaware corporation,

By:	/s/ Alex J Dunn
Name:	/s/ Alex J. Dunn
Title:	COO

SCHEDULE A

TO

OPERATING AGREEMENT

OF

313 Aviation, LLC

Member:	Capital Contribution:	Membership
		Percentage:

APX Group, Inc. 4931 North 300 West Provo, Utah 84604	$1,000	100%
Total:	$1,000	100%